Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST

NEW YORK, NY 10001

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TEL: (212) 735-3000
FAX: (212) 735-2000	FIRM/AFFILIATE
www.skadden.com	OFFICES

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BOSTON
CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON

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July 2, 2026	ABU DHABI
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
Midera Food Processing, Inc.	SÃO PAULO
10275 West Higgins Road, Suite 300	SEOUL
Rosemont, Illinois 60018	SINGAPORE
TOKYO
TORONTO

Re:	Midera Food Processing, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to The Middleby Corporation, a Delaware corporation, in connection with the registration statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) of Midera Food Processing, Inc., a Delaware corporation (the “Company”), to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of 3,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company available for future issuance under the Midera Food Processing, Inc. 2026 Long-Term Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act (the “Rules and Regulations”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement in the form to be filed with the Commission on the date hereof;

(b) the Plan;

(c) an executed copy of a certificate of James J. Drake, Associate General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Midera Food Processing, Inc.

July 2, 2026

(d) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified pursuant to the Secretary’s Certificate as being in effect as of the date hereof (the “Amended and Restated Certificate of Incorporation”), and the Company’s Certificate of Incorporation, as amended by that certain Certificate of Amendment to the Certificate of Incorporation, certified pursuant to the Secretary’s Certificate as being in effect at the time of adoption of the Plan;

(e) a copy of the Company’s Amended and Restated Bylaws, certified pursuant to the Secretary’s Certificate as being in effect as of the date hereof (the “Amended and Restated Bylaws”) and the Company’s Bylaws, as amended by that certain Amendment No. 1 to the Bylaws, certified pursuant to the Secretary’s Certificate as being in effect at the time of adoption of the Plan; and

(f) a copy of certain resolutions of the Board of Directors of the Company relating to the approval of the Plan, the filing of the Registration Statement and certain related matters, and certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Amended and Restated Certificate of Incorporation and the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards or cash-based awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto, (iv) the issuance of the Shares does not and will not (a) violate any statute to

Midera Food Processing, Inc.

July 2, 2026

which the Company or such issuance is subject (except that we do not and will not make this assumption with respect to the General Corporation Law of the State of Delaware (the “DGCL”)), or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under any agreement or instrument binding on the Company (except that we do not and will not make this assumption with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments), (v) the Company will continue to have sufficient authorized shares of Common Stock and (vi) the Company’s authorized capital stock is as set forth in the Amended and Restated Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

We do not express any opinion with respect to the laws of any jurisdiction other than the DGCL.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in the Plan in accordance with the terms and conditions of the Plan and applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

PMG